A meeting of shareholders of the RidgeWorth Funds, formerly known as the STI Classic Funds, was heldon January 20, 2008.
At the meeting, shareholders voted and approved the following proposal:

Proposal 1: To consider and vote on the election of members to the Board of Trustees of the Trust.

					% of Outstanding
			# of Shares 	Shares      	% of Shares Present
Jeffrey M. Biggar
Affirmative		6,579,428.109 	94.343% 	5.578%
Withhold		304,420.348 	4.365% 		4.422%
Total 		 	6,883,848.457 	8.708% 		100.000%
George C. Guynn
Affirmative	 	6,587,354.241 	94.456% 	95.693%
Withhold 		296,494.216 	4.252% 		4.307%
Total 		   	6,883,848.457 	98.708% 	100.000%
Sidney E. Harris
Affirmative		6,581,214.171 	94.368% 	95.604%
Withhold		302,634.286 	4.340% 		4.396%
Total   		6,883,848.457 	98.708% 	100.000%
Warren Y. Jobe
Affirmative		6,580,767.574 	94.362% 	95.597%
Withhold		303,080.883 	4.346% 		4.403%
Total			6,883,848.457 	98.708% 	100.000%
Connie D. McDaniel
Affirmative		6,549,975.936 	93.920% 	95.150%
Withhold		333,872.521 	4.788% 		4.850%
Total			6,883,848.457 	98.708% 	100.000%
Clarence H. Ridley
Affirmative		6,574,080.344 	94.266% 	95.500%
Withhold		309,768.113 	4.442% 		4.500%
Total 			6,883,848.457 	98.708% 	100.000%
Charles D. Winslow
Affirmative		6,578,015.208 	94.322% 	95.557%
Withhold		305,833.249 	4.386% 		4.443%
Total			6,883,848.457 	98.708% 	100.000%